NEW JERSEY RESOURCES CORPORATION

                                  EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OF INCORPORATION
New Jersey Natural Gas Company	New Jersey
NJR Service Corporation	New Jersey
NJR Energy Services Company	New Jersey
NJR Energy Investments Corporation (f/k/a NJR Capital Services Corp.)	New Jersey
Subsidiaries:
NJR Energy Holdings Corporation	New Jersey
Subsidiaries:
NJR Energy Corp.	New Jersey
Subsidiaries:
NJNR Pipeline Company	New Jersey
NJR Pipeline Company	New Jersey
NJR Storage Holdings Company	Delaware
Subsidiary:
NJR Steckman Ridge Storage Company	Delaware
Subsidiaries:
Steckman Ridge GP, LLC (Limited Liability Company)	Delaware
Steckman Ridge, LP (Limited Partnership)	Delaware
NJR Investment Company	New Jersey
NJR Retail Holdings Corporation	New Jersey
Subsidiaries:
Commercial Realty & Resources Corp.	New Jersey
NJR Home Services Company	New Jersey
NJR Plumbing Services, Inc.	New Jersey